EMPLOYMENT AGREEMENT




This Employment Agreement ("Agreement"), dated as of
October 1, 1999, is made by and between Maxicare Health Plans,
Inc., a Delaware corporation (the "Company"), and Kenneth
Kubisty, an individual ("Employee").

	RECITALS

This Agreement is made in consideration of Employee's desire to enter the employ or continue in the employ of the Company, and the Company desires that employee be so employed.

1. 	Definitions.  As used in this Agreement, the
following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context
otherwise requires:
(a) 	"Board of Directors" means the Board of
Directors of the Company.
(b) 	"Cause" means, as used with respect to the
involuntary termination of Employee:
			(i) 	Any breach by Employee of this
Agreement; 					(ii) 	The material or
continuous failure of Employee to perform his job duties to the Company's satisfaction, whether by reason of his inability, refusal or otherwise;

(iii) 	Employee's willfully causing the
Company, whether by action or inaction, to violate any state or federal law, rule or regulation;
(iv) 	The engaging by Employee in
misconduct or inaction detrimental to the Company's business or reputation and/or which exposes the Company to liability based upon the inaction or action(s) of Employee;
(v) 	The conviction of Employee for a felony
or of a crime involving moral turpitude;
(vi) 	Any act of dishonesty, misconduct,
disloyalty, fraud, insubordination or misappropriation of confidential information in connection with Employee's employment with the Company or the satisfaction of his obligations hereunder; or

(vii) 	Any breach or violation of the
Company's Policies and Procedures Manual (the "Policies Manual") as in effect from time to time which would warrant termination pursuant to the terms of such Policies Manual.
(c) 	"Incapacity" means the absence of the
Employee from his employment or the inability of Employee to perform her essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

2. 	Employment, Services and Duties.  The Company
hereby employs Employee as Director of Government Programs of Maxicare Indiana, Inc. ("Maxicare Indiana"), or such title designation as the Company, acting through the Vice President - General Manager of Maxicare Indiana, the Company's Chief Executive Officer, or the Company's Chief Operating Officer may from time to time direct (collectively, the "Supervisor"). Employee shall report to and be supervised by the Supervisor or such other person as the Supervisor may designate and shall have such duties and responsibilities as the Supervisor may designate.
3. 	Acceptance of Employment.  Employee hereby
accepts employment and agrees to devote his full time to the Company's business and shall not be involved in any activities whatsoever which interfere with Employee's: (1) employment with the Company; (2) satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement; or (3) activities on behalf of the Company in the discharge of his duties during the Company's business hours.
4. 	Obligation to Other Employers.  Employee
represents that his employment with the Company does not conflict with any obligations he may have with former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

5. 	Compensation.  As compensation for all services
to be rendered by Employee hereunder, the Company shall pay to Employee a base salary at the rate of $86,000.00 per annum from the date hereof through December 31, 2000 (the "Base Salary"), with such increases and/or bonuses as may be determined from time to time by the Supervisor in his sole discretion and, if applicable, subject to the approval of the Board of Directors. However, in the event that the Company appoints Employee as Acting Vice President/General Manager of Maxicare Indiana, the Base Salary shall be adjusted to $100,000 while Employee serves in such capacity. Said Base Salary shall be payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees.
	6. 	Benefits.  In addition to the compensation
provided for in Section 5 of this Agreement, Employee shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other employees of the Company who are similarly situated where such plans or programs are available to all such similarly situated employees pursuant to their terms. Nothing contained herein, shall require that the Company's Board of Directors designate the Employee as a participant in any new plan or program where the Board, in its sole discretion, chooses to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any obligation to the Employee hereunder. Employee shall also be entitled to twenty (20) days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Employee shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. Employee shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of Employee's termination of employment with the Company.
 	The Company shall also provide Employee with a monthly automobile allowance of $350, payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees

	7. 	Expenses.  The Company shall reimburse Employee
for all reasonable travel,
hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.
	8. 	Term of Employment.  The term of this Agreement
and Employee's employment shall be for a period of fifteen (15) months, commencing as of the date of this Agreement and terminating on December 31, 2000 (the "Expiration Date") unless otherwise extended or sooner terminated as provided for in this Agreement. Employee's employment with the Company pursuant to this Agreement shall terminate prior to the Expiration Date upon the occurrence of any of the following events:
(a) 	The death of Employee;
(b) 	Employee voluntarily leaves the employ of
the Company;
(c) 	The Incapacity of Employee;
(d) 	The Company terminates this Agreement for
Cause;
(e) 	The Company terminates this Agreement for
any reason other than as set forth in Sections 8(a), 8(c) or
8(d) hereof; or
(f) 	The appointment of a trustee for the Company
for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.


9. 	Compensation Upon Termination.  In the event this
Agreement is terminated pursuant to Section 8, the Company shall pay to Employee his then current Base Salary, prorated through the Employee's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Employee prior to such termination ("Earned Bonuses"), but had not yet received Earned Bonuses, and any accrued vacation through the Termination Date pursuant to Section 6 (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:
(a) 	In the event that such termination arises
under Section 8(a), Employee's estate shall be entitled to receive severance compensation equal to such amount of Employee's then current Base Salary as would have been paid over an additional thirty (30) day period;

(b) 	Employee recognizes that this Agreement and
Employee's employment with the Company may be terminated at any time by the Company prior to the Expiration Date "without cause" and nothing contained herein shall require that the Company continue to employ the Employee until the Expiration Date; notwithstanding the foregoing, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 8(a)- 8(d) or 8(f) hereof or this, this Agreement is terminated pursuant to Section 8(e) above, the Employee shall:
(y) receive the greater of either: (i) his then current Base Salary pro-rated through the Expiration Date of the Agreement or
(ii) six (6) months Base Salary when such payments would have otherwise been paid had Employee's employment with the Company continued (the "Severance Salary"); and (z) be entitled to continue to receive through the Expiration Date solely the health, dental, disability and life insurance benefits that Employee was receiving or participating in pursuant to Section 6 immediately prior to such termination, as though such termination had not occurred. If the Company is unable to continue such benefits, the Company shall obtain or reimburse Employee for all costs actually incurred by the Employee to obtain substantially equivalent benefits
(the "Severance Benefits"). The Severance Benefits shall be provided to Employee as and when such amounts or benefits would have been paid to Employee had such termination not occurred until the first to occur of: (1) the Expiration Date, (2) Employee's Death, or (3) until such time as Employee obtains other employment which offers any of such benefits to its employees of similar stature with the Employee. In the event any comparable benefit obtained or available to the Employee in his new employment is less than such Severance Benefits being provided pursuant to this Section 9, the Company will provide for or pay the monetary costs of obtaining such additional benefits necessary to provide substantially similar overall benefits. The Severance Salary and the Severance Benefits are hereinafter collectively referred to as the "Severance Compensation".

THE SEVERANCE COMPENSATION IN THIS SUBSECTION 9(b) SHALL BE PAID OR MADE AVAILABLE TO EMPLOYEE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EMPLOYEE WOULD HAVE WITH RESPECT TO: (i) THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT; (ii) ANY COMPENSATION OR BENEFITS DUE EMPLOYEE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EMPLOYEE'S REPUTATION AS A RESULT OF ANY TERMINATION OF THIS AGREEMENT OR TERMINATION OF EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EMPLOYEE WITH RESPECT THERETO AND THAT SUCH SEVERANCE COMPENSATION AND/OR TERMINATION PAY SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EMPLOYEE'S CLAIMS.
_______				_______
	(c)	Except as otherwise provided in Section 9 (a) or
(b) above, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or facsimile equipment, secretarial assistance, any unpaid bonus (other than Earned Bonuses), all benefits and/or rights pursuant to Section 6 above and the right to receive grants of any stock options which have not previously been granted to employee or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Employee which have not vested as of the Termination Date.

(d)	In the event Employee does not receive, on or before
the Expiration Date, an offer for a new employment agreement but nevertheless continues as an employee of the Company after the Expiration Date, Employee shall be thereafter deemed to be an "at will employee" who may be terminated by the Company at any time. In the event Employee's employment with the Company is terminated while Employee is an "at will employee", Employee shall be entitled to only those severance benefits, if any, which are in accordance with the Company's then existing Policies Manual or other written personnel policies. Employee acknowledges and understands that in such event, Employee will no longer be entitled to the Severance Compensation set forth herein.
(e) All payments of Severance Compensation shall be made when such payments would have been made had this Agreement not been terminated and all Severance Benefits, Severance Salary and Termination Pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

	10. 	Covenant Not to Compete.	Employee covenants and
agrees, that prior to the Expiration Date of this Agreement,
Employee will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of an advisory or consultant nature or otherwise, or participate in the ownership, management, operation or control of, any business which competes or attempts to compete with any of the businesses of the Company or any of its affiliates in the State of Indiana by engaging in the business of providing, arranging for or
financing  health care services through any means including, but not limited to, a disability insurer, a health maintenance
organization, or insurance holding company, preferred provider organization, independent practice group, indemnity insurer, health insurance company, hospital or provider (collectively, "Competitor"). Subject to the satisfaction by the Company of its obligations to Employee under the applicable provision of
Section 9 hereof, the covenant not to compete contained in this
Section 10 shall apply and be binding on the Employee through and including the Expiration Date, notwithstanding the
termination of this Agreement prior to the Expiration Date
pursuant to Sections 8(b), 8(c), 8(d) or 8(e).  Notwithstanding
the foregoing, nothing contained herein shall prohibit Employee from: (i) directly or indirectly, owning, managing, operating, joining, controlling or become employed by, or rendering any services of any advisory nature or otherwise, or participating in the ownership, management, operation or control of a
division, subsidiary or affiliate of any company or entity which is not a Competitor and which does not at the time of and for the duration of its employment of Employee competes with or has plans to compete with any of the businesses of the Company in
Indiana or (ii) if such company is a Competitor, from purchasing common stock representing less than one percent (1%) of the
outstanding stock of such company; provided that the such common stock is publicly traded.
	11. 	Confidentiality.  Employee covenants and agrees
that he will not at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature
relating to the business of the Company or any of its affiliates which is not or has not become generally known or public.
Employee shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations,
customers, developments, sales, business and affairs of the
Company and its affiliates which is not generally known to the public and which is or was obtained by the Employee during his employment by the Company.  Employee recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any
person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent
jurisdiction, or in connection with the business and affairs of the Company.
12. 	Equitable Remedies.  Employee acknowledges that
any breach of Sections 10 or 11 by Employee will cause
substantial and irreparable harm to the Company for which money damages would be an inadequate remedy and where the Company
would not have an adequate remedy at law.  Accordingly, it is mutually agreed between Employee and the Company that, in
addition to any other remedies at law or in equity which the
Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent
injunction restraining Employee from any continuing violation or breach of this Agreement.
	13. 	Miscellaneous.
(a) 	This Agreement shall be binding upon and
inure to the benefit of the Company and any successor of the
Company.  Except as set forth in Section 8(f) above, this
Agreement shall not be terminated by the voluntary or
involuntary dissolution of the Company or by any merger,
reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of the Company in the event of any such merger, or transfer of assets.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.
Neither this Agreement nor any rights
arising hereunder may be assigned or pledged by Employee.
		 (b) 	Except as expressly provided herein, this
Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior agreements of the parties with respect to the subject matter hereof.
(c) 	This Agreement shall be construed in accordance with
the substantive and procedural laws of the State of Indiana applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.
(d) 	Nothing in this Agreement is intended to require or
shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.
(e) 	With the exception of the Company's right to enforce
the provisions found in Sections 10 or 11 of this Agreement pursuant to
Section 12 hereof, any and all disputes arising from Employee's employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.
Any party hereto electing to commence an action shall give
written notice to the other parties hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the Indiana Rules of Evidence. The dispute shall be settled by arbitration to take place in Indianapolis, Indiana, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and Employee contained elsewhere in this Agreement. Any proceeding brought by the Company to enforce its rights under Sections 10, 11, or 12 of this Agreement shall be brought in the applicable State Court for the State of Indiana located in Indianapolis, Indiana ("Court Proceeding"). The costs and expenses of any Court Proceeding including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by the judge in such Court Proceeding based upon the judge's determination of the merits of their respective positions.
 (f) 	Any notice to the Company required or permitted
hereunder shall be given in writing to the Company, either personally by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business. Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.
(g) 	Employee acknowledges that: (i) he has been advised by
the Company that this Agreement affects his legal rights and to seek the advice of his legal counsel prior to executing it and (ii) has had the opportunity to consult with his own legal counsel in connection with the negotiations of the terms of this Agreement, his rights with respect hereto and the execution hereof.
(h) 	A waiver by either party of any term or condition of
this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.
(i) 	The section and subsection headings contained in this
Agreement are solely for convenience and shall not be considered in its interpretation.

(j) 	This Agreement may be executed via facsimile and/or in
one or more counterparts, each of which shall constitute an original.
(k)	 Employee acknowledges that he has been advised that
Alan Bloom and other attorneys at the Company and attorneys at the Company's outside law firm of Jeffer, Mangels, Butler & Marmaro, LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised Employee to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and Employee's rights with respect to the Agreement. In connection therewith, Employee has been represented by and has consulted with independent counsel of his own choice with respect to the above and the negotiations which preceded Employee's execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
COMPANY:

             MAXICARE HEALTH PLANS, INC.,
a Delaware corporation


             By:____________________________
      Paul R. Dupee, Jr.
      Chairman of the Board and
      Chief Executive Officer


            By:____________________________
     Alan D. Bloom, Secretary



EMPLOYEE:


            By:____________________________

            Name: _________________________